EXHIBIT 11

                                   QuesTech, Inc.

                    COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)


                                                   Three Months Ended March 31
                                                       1995        1994

Net earnings .................................        98,900       87,100

Shares used for primary earnings per share:

  Actual shares outstanding ..................     1,568,000    1,568,000

  Less:  Outstanding shares held by the
         Company's SECT ......................      <221,792>    <221,792>

  Add:  Common stock equivalents .............       100,608        -0-

                                                   1,446,816    1,346,208

Earnings per share ...........................          $.07         $.06